O’Neill Law Group PLLC	435 Martin Street, Suite 1010 Blaine, WA 98230 Telephone: 360-332-3300 Facsimile: 360-332-2291
Stephen F.X. O’Neill* Christian I. Cu**
Charles C. Hethey***

File #4448
December 9, 2009

ROYAL MINES AND MINERALS CORP.
2580 Anthem Village Drive, Suite 112
Henderson, NV 89052

Attention:    Jason S. Mitchell, CFO, Secretary and Treasurer

Dear Sirs:

RE:	ROYAL MINES AND MINERALS CORP.
- 2010 Stock Incentive Plan
- Legal Opinion

We have acted as counsel to Royal Mines And Minerals Corp., a Nevada corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) of 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued upon the exercise of stock options (the “Stock Options”) granted under the Company’s 2010 Stock Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) copies of the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings, including resolutions of the Board of Directors approving the Registration Statement and the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. We have also relied, without investigation, on an officer’s certificate provided by Jason S. Mitchell, the Company’s Chief Financial Officer, Treasurer and Secretary.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)	Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

(b)

We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed,

Canadian Affiliate:	O’Neill Law Corporation
Suite 950, 650 West Georgia Street, Box 11587, Vancouver, British Columbia, Canada V6B 4N8
Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars; *** New York and British Columbia Bars

O’Neill Law Group PLLC	2

photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c)

We have assumed that each of the statements made and certified in the Officer's Certificate provided by Mr. Mitchell was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof; and

(d)

We have assumed (i) the Stock Options have been or will be granted in accordance with the terms and conditions of the Plan, and (ii) that at the time the Company is or becomes obligated to issue any Shares upon the exercise of stock options granted under the Plan, the Company will have adequate authorized and unissued shares of common stock to fulfill such obligations, and will be in good standing with the Nevada Secretary of State.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that the Shares, when issued upon the exercise of the Stock Options in accordance with the terms and conditions thereof and the terms and conditions of the Plan, and upon the receipt by the Company of the aggregate exercise price for the Stock Options being exercised, provided that such aggregate exercise price is not less than the aggregate par value of the Shares so issued, will be validly issued, fully paid and non-assessable shares in the Company’s common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

O’NEILL LAW GROUP PLLC

/s/ O’Neill Law Group PLLC
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